Established Hampton Roads Commercial Banker, Ed Putney, Joins Virginia Commonwealth Bank

Putney hiring in preparation for bank's expansion into Hampton Roads market area

KILMARNOCK, Va., Feb. 8, 2018 /PRNewswire/ -- Randal R. Greene, President and Chief Executive Officer of Bay Banks of Virginia, Inc. (OTCQB: BAYK), holding company of Virginia Commonwealth Bank and VCB Financial Group, announces that Ed Putney, a 31-year commercial banking veteran, has joined Virginia Commonwealth Bank as Senior Vice President, Hampton Roads Market Executive. Today's announcement comes after several months of discussions about the opportunities that exist in the Hampton Roads market area for a bank that offers a true community banking experience.

Putney most recently served as TowneBank's Senior Vice President, Commercial Real Estate, a position that immediately followed the acquisition of Monarch Bank in June 2016. Prior to Monarch Bank, Putney spent 11 years with Gateway Bank and the merger with Bank of Hampton Roads, where he served as Director of the Real Estate Finance Group and the Virginia Beach Commercial Lending Group. He received his B.S. degree in Business Administration from the University of Richmond – Robins School of Business. Putney is currently a member of the Hampton Roads Association of Commercial Real Estate, Tidewater Builders Association and Princess Anne Country Club.

"Ed's proven talent as a career commercial banker gives us a true competitive advantage as we look towards our expansion into the Hampton Roads area," says Randal R. Greene, Virginia Commonwealth Bank's Chief Executive Officer. "Our focus for this area is on being the best financial resource for local businesses and consumers and provide a true community banking experience."

"This is a very exciting opportunity for me and Virginia Commonwealth Bank. I have always enjoyed being part of a community bank and finding productive ways to grow and build relationships within the community," says Putney. "The vision is to bring our company's existing community bank feel and positive customer experience to this area, and provide the level of service that our local businesses and individuals are looking for and deserve."

C. Frank Scott, President of Virginia Commonwealth Bank, shares Putney's and Greene's vision for supporting small business. "Small business is the backbone for job growth and the economies of the Hampton Roads area. We have had a presence in Suffolk for over 20 years with our local branch so we know what the businesses and residents are looking for from a community bank. Ed's relationship with business owners throughout the Hampton Roads area will be a tremendous resource for our bank."

About Bay Banks of Virginia

Bay Banks of Virginia, Inc. is the bank holding company for Virginia Commonwealth Bank and VCB Financial Group. Founded in the 1930's, Virginia Commonwealth Bank is headquartered in Richmond, Virginia. With eighteen banking offices located throughout the Richmond market area, the Northern Neck region, Tri-Cities area of Petersburg, Hopewell and Colonial Heights, Middlesex County and Suffolk - the bank serves businesses, professionals and consumers with a wide variety of financial services, including retail and commercial banking, investment services, and mortgage banking. VCB Financial Group provides management services for personal and corporate trusts, including estate planning, estate settlement and trust administration.

For further information, contact Randal R. Greene, President and Chief Executive Officer, at 844-404-9668 or inquiries@baybanks.com.